Exhibit 10.20

SIS Holdings, L.P.
2333 Ponce De Leon Boulevard
Suite 900
Coral Gables, Florida 33134

March 29, 2022

Appgate Cybersecurity, Inc.
c/o Appgate, Inc.
2 Alhambra Plaza, Suite PH-1-B
Coral Gables, FL 33134

Attention: Barry Field, Chief Executive Officer

Commitment Letter

Ladies and Gentlemen:
SIS Holdings, L.P. (“SIS”), is pleased to confirm the arrangements under which it commits to provide the financing described herein, on the terms and subject to the conditions set forth in this letter and the attached Annexes A and B hereto (collectively, this “Commitment Letter”).
You have informed us that Appgate Cybersecurity, Inc. (f/k/a Cyxtera Cybersecurity, Inc. d/b/a AppGate) (the “Company”) desires to establish a subordinated revolving credit facility (the “Facility”) having the terms set forth on the term sheet attached hereto as Annex B (the “Term Sheet”), the proceeds of which would be used by the Company to finance (i) working capital and general corporate expenses and (ii) the payment of certain fees and expenses in connection with the Facility.
1.Commitments.
SIS is pleased to commit to provide the Company the Facility in the maximum aggregate outstanding amount of $50 million (the “Commitments”) on the terms and subject to the conditions contained in this Commitment Letter and the Term Sheet.
2.Conditions Precedent.
SIS’s Commitments and agreements are subject solely to (a) the execution and delivery of appropriate definitive loan documents relating to the Facility (and satisfaction of the conditions precedent contained therein, as more fully set forth in the Term Sheet) including, without limitation, the credit agreement, opinions of counsel and other related definitive documents (collectively, the “Loan Documents”) that are substantially consistent with the terms set forth in this Commitment Letter and are otherwise acceptable to SIS and the Company, and (b) this Commitment Letter being executed and delivered by the Company and SIS.
3.Indemnification and Related Matters.
In connection with the arrangement set forth herein, the Company agrees to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.
4.Assignments.

This Commitment Letter may not be assigned by either party without the prior written consent of the other party hereto (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of SIS and the Company and, except as set forth in Annex A hereto, is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or any term or provision hereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

5.Commitment Termination
SIS’s Commitments and agreements hereunder will terminate upon the first to occur of (i) a material breach by the Company under this Commitment Letter, (ii) June 30, 2023 and (iii) Appgate, Inc. closing a registered offering of equity securities in an aggregate amount of no less than $50 million, unless the closing of the Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date.
6.Miscellaneous.
The Company hereby acknowledges that SIS is acting pursuant to a contractual relationship on an arm’s length basis. The Company also hereby acknowledges that SIS has not advised and is not advising the Company as to any legal, accounting, regulatory or tax matters, and that the Company is consulting its own advisors concerning such matters to the extent it deems appropriate. The Company acknowledges and agrees that the Company has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.

The Company will pay, or reimburse SIS on demand for, all reasonable and documented out-of-pocket costs and expenses incurred by SIS (whether incurred before or after the date hereof) in connection with the Facility and the preparation, negotiation, execution and delivery of this Commitment Letter, including without limitation, the reasonable and documented fees and expenses of counsel to SIS, in U.S. Dollars, regardless of whether any of the transactions contemplated hereby are consummated. The Company will also pay all costs and expenses of SIS (including without limitation, the reasonable fees and disbursements of counsel) incurred in connection with the enforcement of any of its rights and remedies under this Commitment Letter.
Except for the provisions set forth under Section 3 (including Annex A) and this Section 6 (which will remain in full force and effect), the provisions herein will, to the extent covered by the definitive Loan Documents, automatically terminate and be superseded by the applicable provisions contained in such definitive Loan Documents upon the closing of the Facility. The provisions set forth under Section 3 (including Annex A) and this Section 6 will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or SIS’s Commitments and agreements hereunder.

Each party hereto agrees that any suit or proceeding arising in respect of this Commitment Letter or SIS’s Commitments or agreements hereunder will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and each party hereby submits to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either SIS’s Commitments or agreements hereunder or any matter referred to in this Commitment Letter is hereby waived by the parties hereto. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws that would require the application of the laws of any other jurisdiction.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter is the only agreement that has been entered into among the parties hereto with respect to the Facility and sets forth the entire understanding of the parties with respect thereto and supersedes any prior written or oral agreements among the parties hereto with respect to the Facility.
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Please confirm that the foregoing is in accordance with your understanding by signing and returning to SIS this Commitment Letter, whereupon this Commitment Letter will become a binding agreement between us. We look forward to working with you on this transaction.

Very truly yours,

SIS HOLDINGS, L.P.

By:    /s/ Manuel D. Medina
Name: Manuel D. Medina
Title: President and Chief Executive Officer of SIS Holdings GP LLC, the General Partner of SIS Holdings, L.P.

ACCEPTED AND AGREED AS OF MARCH 29, 2022:

APPGATE CYBERSECURITY, INC.

By: /s/ Barry Field
Name: Barry Field
Title: Chief Executive Officer

Annex A

In the event that SIS becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with or as a result of either this arrangement or any matter referred to in the Commitment Letter, the Company agrees to periodically reimburse SIS for its reasonable and documented out-of-pocket expenses incurred in connection therewith within 30 days following written demand (accompanied by reasonable back-up therefor). The Company also agrees to indemnify and hold SIS harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Commitment Letter, except to the extent that such loss, claim, damage or liability (i) has been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of SIS in performing the services that are the subject of the Commitment Letter, or (ii) arises out of a material breach by SIS of its obligations under the Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction). It is agreed that the Company shall not be liable for any indirect, special punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) in connection with the Commitment Letter, provided that nothing contained in the foregoing limitation shall limit the Company’s indemnification obligations herein to the extent that such indirect, special, punitive or consequential damages are included in any third-party claim in connection with which SIS is entitled to indemnification hereunder. If for any reason the foregoing indemnification is unavailable to SIS or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by SIS as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company on the one hand and (ii) SIS on the other hand in the matters contemplated by the Commitment Letter as well as the relative fault of (i) the Company on the one hand and (ii) SIS on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The Company also agrees that neither any indemnified party nor any of its affiliates, partners, members, directors, agents, employees or controlling persons will have any liability to the Company or any person asserting claims on behalf of or in right of the Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Commitment Letter, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company (i) have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the bad faith, gross negligence or willful misconduct of such indemnified party in performing the services that are the subject of the Commitment Letter or (ii) arise out of a material breach by SIS of its obligations under the Commitment Letter (as determined by a final, non-appealable judgment of a court of competent jurisdiction); provided, however, that in no event will such indemnified party or such other parties have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Commitment Letter. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Commitment Letter.

Annex A-1

Annex B
Terms and Conditions
Subordinated Revolving Credit Facility

Borrower:	Appgate Cybersecurity, Inc. (the “Company”).
Lender:	SIS Holdings, L.P. (“SIS”).
Facility:	A subordinated revolving credit facility (the “Facility”) in the maximum aggregate outstanding amount of $50 million.
Maturity:	The earlier to occur of (a) June 30, 2023 and (b) Appgate, Inc. closing a registered offering of equity securities in an aggregate amount of no less than $50 million (the “Maturity Date”).
Ranking:
The Facility shall be contractually subordinated to the Company’s Senior Convertible Notes issued under that certain Note Issuance Agreement, dated as of February 8, 2021 (the “Note Issuance Agreement”), by and between the Company and Magnetar Financial LLC, pursuant to a subordination agreement in the form attached as Exhibit D to the Note Issuance Agreement (the “Subordination Agreement”).

Purpose/Use of Proceeds:	Proceeds from the loans extended under the Facility will be used to finance: (i) working capital and general corporate expenses and (ii) the payment of certain fees and expenses in connection with the Facility.
Interest Rate:	10.00% per annum, payable in cash on the Maturity Date.
Commitment Fee on Undrawn Portions:	None.
Representations and Warranties:	Customary for debt facilities of this type.
Affirmative and Negative Covenants:	Customary for debt facilities of this type; provided, that such covenants shall be no more restrictive than those under the Note Issuance Agreement.
Financial Covenant:	None.
Mandatory Prepayment:
Upon the occurrence of a change of control, the Company shall prepay all amounts outstanding under the Facility, plus all accrued but unpaid interest thereunder, to the extent permitted under the Note Issuance Agreement and the Subordination Agreement.

Conditions Precedent to Closing:
Limited to:

•Execution and delivery of satisfactory loan documentation;
•Delivery of authorizing resolutions, incumbency certificates, certified certificate of incorporation, bylaws, and good standing certificates;
•Compliance with laws and other agreements;
•Accuracy of the representations and warranties in all material respects;
•No material litigation;
•Since September 30, 2021, there shall not have occurred any event that has resulted in or could reasonably be expected to result in a material adverse change in or effect on the general affairs, management, financial position, shareholders’ equity or results of operations of the Company and its subsidiaries taken as a whole;
•Delivery of opinions of counsel of the Company acceptable to SIS in their sole discretion; and
•Payment of all fees and expenses due and payable pursuant to the loan documentation.

Governing Law and Forum:	The State of New York. The Company will waive right to jury trial and agree to exclusive New York jurisdiction.